Exhibit 99.3

HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

(RESTATED EFFECTIVE MAY 25, 2018)

HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PARTICIPATION		8

2.1	Designation of Participants.	8
2.2	Enrollment	9

ARTICLE III DEFERRALS; EMPLOYER CONTRIBUTIONS		9

3.1	Permitted Deferral Amounts.	9
3.2	Election to Defer.	10
3.3	Withholding and Crediting of Deferrals	11
3.4	Determining and Crediting Employer Contributions.	11
3.5	Crediting Incentive Awards	12
3.6	Vesting.	12
3.7	Forfeiture	13

ARTICLE IV MEASUREMENT FUNDS; RESTRICTED STOCK UNITS		13

4.1	Measurement Funds.	13
4.2	Common Stock Measurement Fund.	14
4.3	Incentive Units	14
4.4	Crediting or Debiting Returns	14
4.5	Notional Investment	14
4.6	Common Stock Units; Incentive Units.	15

ARTICLE V SCHEDULED DISTRIBUTIONS; UNFORESEEABLE FINANCIAL EMERGENCIES; OTHER DISTRIBUTION RULES		15

5.1	Distribution Events	15
5.2	Scheduled Distributions.	15
5.3	Unforeseeable Financial Emergencies	16
5.4	Complete Distribution	17
5.5	Deduction Limitation	17

ARTICLE VI RETIREMENT BENEFITS		17

6.1	Application	17
6.2	Amount of Retirement Benefit	17
6.3	Time of Payment	17
6.4	Form of Payment	17
6.5	Election as to Time and Form of Payment	17
6.6	Postponement/Change of Form of Retirement Benefit	18

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ARTICLE VII DISABILITY BENEFITS		18

ARTICLE VIII BENEFITS ON TERMINATION		18

8.1	Payment of Benefit	18
8.2	Form of Benefit	19

ARTICLE IX DEATH BENEFITS		19

9.1	Death Benefit	19
9.2	Beneficiary Designations	19
9.3	No Designation; Construction	19

ARTICLE X LEAVES OF ABSENCE		20

10.1	Paid Leave of Absence	20
10.2	Unpaid Leave of Absence	20

ARTICLE XI TERMINATION OF PLAN; AMENDMENT OR MODIFICATION		20

11.1	Termination of Plan	20
11.2	Amendment	21
11.3	Effect of Payment	21

ARTICLE XII ADMINISTRATION		21

12.1	Powers	21
12.2	Delegation of Administrative Authority	21
12.3	Fees and Expenses	22
12.4	Code Section 409A	22
12.5	Other Benefits and Agreements	22
12.6	Service as an Associate and Director	22
12.7	Small Benefits	23

ARTICLE XIII CLAIMS PROCEDURES		23

13.1	Presentation of Claim	23
13.2	Notification of Decision	23
13.3	Review of a Denied Claim	24
13.4	Decision on Review	24
13.5	Legal Action	25

ARTICLE XIV TRUST		25

14.1	Establishment	25
14.2	Distributions From the Trust	25

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ARTICLE XV MISCELLANEOUS		25

15.1	Taxes.	25
15.2	Status of Plan	26
15.3	Employer’s Liability	26
15.4	Nonassignability	26
15.5	Not a Contract of Employment	26
15.6	Furnishing Information	26
15.7	General Provisions.	27
15.8	Notice	27
15.9	Spouse’s Interest	27
15.10	Validity	27
15.11	Incompetent	27
15.12	Court Order	28
15.13	Insurance	28
15.14	Effect of a Change in Control	28

ARTICLE XVI PRIOR PLAN; TRANSITION RULES		28

16.1	Predecessor Plan	28
16.2	Transition Matters	29

APPENDIX A – AFFILIATES

APPENDIX B – SUPPLEMENTAL CONTRIBUTIONS

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HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (previously known as the Hancock Holding Company Nonqualified Deferred Compensation Plan) (the “Plan”) is hereby restated in its entirety by Hancock Whitney Corporation (previously known as Hancock Holding Company) (the “Company”).

W I T N E S S E T H:

WHEREAS, the Plan was first adopted by the Company, effective as of February 1, 2006, and was intended to amend and restate, in their entirety, each of the Hancock Holding Company Executive Deferred Compensation Plan, initially effective as of May 1, 2003, and the Hancock Holding Company Directors Deferred Compensation Plan, initially effective as of January 1, 2001 (collectively, the “Predecessor Plan”); and

WHEREAS, the Plan, as adopted and amended from time to time, was amended and restated in its entirety, effective as of January 1, 2008, to comply with the final regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2015, and has subsequently been amended on the 13th day of December, 2016 and the 8th day of March, 2018; and

WHEREAS, effective the 25th day of May, 2018, the name of the Company is changed to Hancock Whitney Corporation; and

WHEREAS, the Company desires to restate the Plan solely for the purposes of changing the name of the Plan and otherwise reflecting the new name of the Company and its Affiliates and of incorporating previously approved Plan amendments.

NOW, THEREFORE, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan is restated in its entirety as follows, effective May 25, 2018, unless otherwise stated:

ARTICLE I

DEFINITIONS

1.1 “Account Balance” or “Account” shall mean, with respect to a Participant, an entry on the books and records of the Employer equal to the sum of his or her (a) Deferral Account, (b) Company Contribution Account, (c) Company Restoration Matching Account, (d) Supplemental Contribution Account, (e) Incentive Account, and (f) Transfer Amount, if any. An Account Balance hereunder shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or to his or her designated Beneficiary, hereunder. For Plan Years beginning January 1, 2015, and thereafter, each Participant’s Account Balance or Account shall be maintained on a Plan Year by Plan Year basis.

1.2 “Affiliate” shall mean a corporation or other entity, with respect to which at least 80% of the outstanding equity interests are owned, directly or indirectly by the Company, determined in accordance with Code Sections 414(b), (c) and (m).

1.3 “Annual Deferral” shall mean that portion of a Participant’s Base Salary, Bonus, Commissions, and Cash Director Fees deferred hereunder with respect to a Plan Year. In the event of a Participant’s Retirement, Disability, death or Separation From Service prior to the end of a Plan Year, such year’s Annual Deferral shall be the actual amount deferred and withheld prior to such event.

1.4 “Annual Installment Method” shall mean annual installment payments over a number of years designated by the Participant. Each such payment shall be calculated as the vested balance of a Participant’s Account as of the Valuation Date immediately preceding each Benefit Distribution Date multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. With respect to Retirement Benefits under Article VI, the number of years over which such annual installment payments will be made may not exceed 15. With respect to benefit payments due to a Participant’s Separation From Service pursuant to Article VIII, the number of years over which such annual installment payments will be made under the Annual Installment Method may not exceed three (3).

1.5 “Associate” shall mean a common law employee of the Employer, as determined in accordance with the personnel records of the Company.

1.6 “Bank” shall mean Hancock Whitney Bank, a financial institution with its principal place of business in Gulfport, Mississippi.

1.7 “Base Salary” shall mean annual cash compensation paid for services rendered by an Associate for the Employer during any calendar year, excluding distributions from qualified and nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive compensation payments, severance payments, income replacement on account of long-term disability, non-monetary awards, director fees and other fees, and automobile and other allowances, for employment services rendered (whether or not such allowances are included in the Associate’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by a Participant pursuant to all qualified or nonqualified plans of the Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer. For any Plan Year, Base Salary shall include applicable amounts actually paid within such year.

1.8 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article IX hereof, who is entitled to receive benefits under this Plan upon the death of a Participant.

1.9 “Benefit Distribution Date” shall mean the date or dates on which a benefit is distributed hereunder:

a.

Subject to Section 1.9b, a Participant’s initial Benefit Distribution Date shall be the first business day administratively practicable that is within 90 days of a Participant’s Retirement, Separation Date, death or Disability or, with respect to Retirement Benefits only, such later date elected by a Participant in accordance with Article VI hereof;

b.

If a Participant receives a distribution hereunder on account of his or her Retirement or Separation From Service and he or she is then a Specified Employee, his or her initial Benefit Distribution Date shall be no earlier than the first business day of the calendar month that is at least six months following such event; and

c.

If a Participant has elected distribution of his Account Balance in the Annual Installment Method, each subsequent Benefit Distribution Date shall be the first business day that coincides with or immediately follows the anniversary of such initial Benefit Distribution Date in each year of the installment period.

1.10 “Board” or “Board of Directors” shall mean the Board of Directors of the Company.

1.11 “Bonus” shall mean any compensation, other than Base Salary and Commissions, earned by an Associate for services rendered during a Plan Year under the Employer’s annual bonus, cash incentive plan or similar arrangement. The Committee or its designee shall determine whether any Bonus shall be eligible for deferral hereunder.

1.12 “Cash Director Fees” shall mean such meeting fees, retainer or other compensation payable to a Director in the form of cash.

1.13 “Cause” shall mean, with respect to any Participant who is covered by any agreement with the Company to receive compensation or benefits in connection with a Change in Control, whether immediately or after termination, “Cause” as defined in such agreement. For all other Participants, or if there is no definition of “Cause” in such agreement, “Cause” shall mean that a Participant has:

a.

Committed an intentional act of fraud, embezzlement, or theft in the course of his employment or otherwise engaged in any intentional misconduct or gross negligence which is materially injurious to the Company’s business, financial condition or business reputation;

b.

Committed intentional damage to the property of the Company or committed intentional wrongful disclosure of confidential information which is materially injurious to the Company’s business, financial condition or business reputation;

c.	Intentionally refused to perform the material duties of his position, without cure, or the beginning of cure, within five (5) days of written notice from Company;

d.

Committed (i) a material breach of his or her employment agreement (if any) or (ii) failed to show up at the Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from the Company; or

e. Entered a guilty plea or a plea of no contest with regard to any felony.

For purposes of this Section, Company shall include all subsidiaries and Affiliates of the Company.

1.14 “Change in Control” shall mean and, for purposes of the Plan, shall be deemed to have occurred upon the happening of any of the following events:

a.

The acquisition by any one person, or by more than one person acting as a group, of ownership of the Company’s equity securities that, together with the securities held by such person or group, constitutes more than 50% of the total fair market value (with respect to the Company’s stock, the closing price as reported on the Nasdaq Stock Market on the last trading day immediately preceding such acquisition) or total voting power of the Company;

b.

The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of the Company’s equity securities possessing 50% or more of the total voting power of the Company;

c.

The replacement during any 12-month period of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

d.

The acquisition by any one person, or more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For this purpose, “persons acting as a group” shall have the meaning ascribed to it in Code Section 409A and the regulations promulgated thereunder. Except as expressly provided herein, it is intended that the foregoing definition shall be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation’s assets as provided in Code Section 409A and the regulations promulgated thereunder, and any questions or determinations shall be construed and interpreted in accordance with the provisions thereof.

1.15 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, including any regulation or other authority promulgated thereunder.

1.16 “Commissions” shall mean the cash commissions and production incentive compensation paid in cash and earned by an Associate from the Employer for services rendered during a Plan Year, excluding Bonus or other additional annual incentives or awards earned by the Participant.

1.17 “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, the members of which are non-employee directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

1.18 “Common Stock” shall mean $3.33 par value common stock issued by the Company.

1.19 “Common Stock Measurement Fund” shall mean a measurement fund established in accordance with Section 4.2 hereof, consisting solely or primarily of Common Stock Units.

1.20 “Common Stock Unit” shall mean a bookkeeping entry representing a share of Common Stock, whether first allocated to the Common Stock Measurement Fund or acquired by reinvestment of Dividend Equivalent Units, which is credited to the Common Stock Measurement Fund or an Incentive Account maintained hereunder.

1.21 “Company” shall mean Hancock Whitney Corporation, a Mississippi corporation, and any successor to all or substantially all of the Company’s assets or business.

1.22 “Company Contribution” shall mean a credit made by the Company or the Employer in accordance with Section 3.4(a) hereof.

1.23 “Company Contribution Account” shall mean the account credited with a Participant’s Company Contributions.

1.24 “Company Restoration Matching Account” shall mean the account credited with a Participant’s Company Restoration Matching Contributions.

1.25 “Company Restoration Matching Contribution” shall mean a credit made by the Company or the Employer in accordance with Section 3.4(b) hereof.

1.26 “Deferral Account” shall mean the account credited with each Participant’s Annual Deferrals hereunder.

1.27 “Director” shall mean a nonemployee member of the Board of Directors of the Company or the board of directors of the Bank, a nonemployee member of the board of directors of an Affiliate, or a member of an advisory or similar board maintained by the Company, the Bank, or an Affiliate with respect to a region, business division or similar unit thereof.

1.28 “Disability” or “Disabled” shall mean that a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in-death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Employer or, as to a Director, a substantially analogous plan.

1.29 “Dividend Equivalent Unit” shall mean a credit made with respect to a Common Stock Unit or Incentive Unit equal to the per share cash dividend declared on the Company’s Common Stock.

1.30 “Employer” shall mean the Company and/or any of its Affiliates designated on Exhibit A hereto, from time to time. Notwithstanding any provision of this Plan to the contrary, a Participant’s Employer shall be based upon his or her common law employment relationship.

1.31 “Employer Contributions” shall mean, collectively, Company Contributions, Company Restoration Matching Contributions and Supplemental Contributions.

1.32 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.33 “Fair Market Value” shall mean the closing price of the Common Stock as reported on the Nasdaq Stock Market on the relevant valuation date hereunder or, if no Common Stock is traded on such day, on the next preceding day on which there were Common Stock transactions.

1.34 “401(k) Plan” shall mean the Hancock Whitney Corporation 401(k) Savings Plan, as the same may be amended, superceded or replaced, from time to time.

1.35 “Incentive Account” shall mean the account credited with the number of Incentive Units equal to the number of ’shares of restricted stock or performance stock awarded to a Participant under an Incentive Plan and deferred by such Participant hereunder.

1.36 “Incentive Award” shall mean an award of restricted stock or performance stock made to a Participant during an annual grant period under an Incentive Plan. The Committee or its designee shall determine whether any Incentive Award shall be eligible for deferral hereunder.

1.37 “Incentive Plan” shall mean, any of the following, as applicable: the Hancock Holding Company 2005 Long-Term Incentive Plan, the Hancock Whitney Corporation 2014 Long Term Incentive Plan, and any successor plan adopted by the Company, as such plans may be amended from time to time.

1.38 “Incentive Unit” shall mean a Common Stock Unit credited to a Participant’s Incentive Account hereunder.

1.39 “Measurement Fund” shall mean the fund or funds designated by the Committee or its designee with respect to which the earnings, gains or losses credited to a Participant’s Account shall be measured.

1.40 “Participant” shall mean (a) any Director or Associate for whom an Account Balance is maintained hereunder, and (b) each other Participant in the Predecessor Plan for whom an Account Balance is maintained hereunder.

1.41 “Plan” shall mean this Hancock Whitney Corporation Nonqualified Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.42 “Plan Year” shall mean the calendar year.

1.43 “Retirement,” “Retire(s)” or “Retired” shall mean, with respect to an Associate, his or her Separation Date, such separation occurring for any reason other than death, Disability or involuntary separation on account of Cause, provided he or she:

a.	Has then attained age 65 and completed five Years of Service; or

b.	Has then attained age 55 and completed ten Years of Service.

Such term shall mean, with respect to a Director, that he or she has ceased to serve as a member of the Board or the board of directors of an Affiliate, other than on account of removal, death or Disability.

1.44 “Retirement Benefit” shall mean a benefit payable in accordance with Article VI hereof on account of a Participant’s Retirement.

1.45 “Scheduled Distribution” shall mean a distribution made in accordance with Section 5.2 hereof.

1.46 “Scheduled Distribution Date” means the date on which a Scheduled Distribution is made.

1.47 “Separation From Service” or “Separation Date” shall mean the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that the Participant will perform no further services for the Company and its Affiliates, whether as an Associate or an independent contractor. Notwithstanding the foregoing, a Participant may be deemed to incur a Separation From Service if he or she continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as an Associate or independent contractor, during the immediately preceding 36-month period. As to a Director, such term shall mean the removal of such Director by the remaining members of the Board prior to the expiration of his or her term.

1.48 “Specified Employee” shall mean any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Employer, provided that equity securities of the Company or any Affiliate are then publicly traded on an established securities market. Status as a Specified Employee hereunder shall be determined each December 31st, and shall be applicable during the 12-month period commencing on the following April 1st.

1.49 “Supplemental Contribution” shall mean a contribution by the Company or the Employer in accordance with Section 3.4(c) hereof.

1.50 “Supplemental Contribution Account” shall mean the account credited with a Participant’s Supplemental Contributions.

1.51 “Transfer Amount” shall mean the amount credited to a Participant under the Predecessor Plan as of January 31, 2006, which shall be transferred to a separate account maintained hereunder, and shall be subject to adjustment as provided in Article IV hereof.

1.52 “Unforeseeable Financial Emergency” shall mean a severe financial hardship resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152(a)) or his or her Beneficiary, (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or his or her spouse, dependent or Beneficiary.

1.53 “Valuation Date(s)” shall mean the date or dates on which a Participant’s Account shall be valued for purposes of determining the amount of the benefit due to such Participant under this Plan. The Valuation Date(s) shall be the last business day of the month following Participant’s Retirement, Separation Date, death, or Disability, or with respect to any Participant who is a Specified Employee, the last business day of the month that is six months after such Participant’s Retirement or Separation Date, and, in connection with each benefit paid under the Annual Installment Method, each anniversary thereof during the installment period. Notwithstanding the preceding, in the event a Participant has elected to postpone his Benefit Distribution Date with respect to all or any portion of his Retirement Benefit as provided in Article VI, the Valuation Date(s) as to the portion of such Retirement Benefit shall be the last business day of the month immediately preceding the initial Benefit Distribution Date with respect thereto and, if paid under the Annual Installment Method, each anniversary thereof during the installment period.

With respect to a Scheduled Distribution, Valuation Date shall mean January 1 of the year in which such Scheduled Distribution is made.

1.54 “Years of Service” shall mean the total number of whole years in which a Participant has been employed by the Employer. For purposes of this definition, a Year of Service shall be a consecutive 365-day period (or 366-day period in the case of a leap year) that, for the first Year of Service, commences on the Associate’s date of hire and that, for any subsequent year, commences on an anniversary of such date.

ARTICLE II

PARTICIPATION

2.1 Designation of Participants. Participants hereunder shall be determined by the Committee prior to the first day of each Plan Year, or at such other time or times as the Committee may deem appropriate, and shall be limited to:

a.

A Director who is a member of the Board of Directors, who shall be eligible to participate in the Plan upon his or her election or appointment and at all times thereafter while serving as a Director, without the necessity of further action by the Committee.

b.

A Director who is a member of the board of directors of an Affiliate, provided such Affiliate has been designated by the Committee on Appendix A hereto; once such designation is made and unless a later date is designated by the Committee within the time required by law, each such Director shall be eligible to participate in the Plan upon his or her election or appointment and at all times thereafter while serving as a Director, without the necessity of further action by the Committee.

c.

A Director who serves as a member of an advisory or similar board maintained by the Company, the Bank, or an Affiliate with respect to a region, business division or similar unit thereof, who shall be eligible to participate herein when designated by the Committee, whether individually or by group or class, and at all times thereafter while continuing to serve on such board, without the necessity of further action by the Committee.

d.

Associates designated by the Committee, who may be designated individually or by groups or classes. In lieu of individual designation hereunder and with respect to Associates other than executive officers of the Company or the Bank, the Committee may ratify the recommendations of the appropriate officers of the Company or the Bank, as the case may be, which may be made individually or by class. Associates so designated continue to be eligible without the necessity of further action by the Committee as long as they continue to meet the eligibility criteria establishment by the Committee for participation.

2.2 Enrollment. As a condition of his or her initial deferral hereunder, each Associate or Director shall (a) execute a deferral election in the form prescribed under Article III hereof and a beneficiary designation in accordance with the provisions of Article IX hereof, (b) designate the Measurement Funds with respect to which his or her Account shall be measured, and (c) deliver such other documents or agreements as the Committee may reasonably request.

ARTICLE III

DEFERRALS; EMPLOYER CONTRIBUTIONS

3.1 Permitted Deferral Amounts.

a. Annual Deferrals. Except as may be provided herein or otherwise determined by the Committee, for each Plan Year a Participant may elect to defer his or her Base Salary, Bonus, Commissions, and/or Cash Director Fees in the following percentages or amounts:

Type of Deferral	Minimum Amount	Maximum Amount
Base Salary	$3,000 in the aggregate	80%
Bonus		100%
Commissions		100%
Cash Director Fees	$0	100%

If a Participant elects to defer less than the minimum amount, or if no election is made, the amount deferred with respect to the applicable Plan Year shall be zero. Notwithstanding the foregoing, if a Director or Associate first becomes a Participant during a Plan Year, the minimum Annual Deferral amount shall be prorated, based upon the number of whole months remaining in the such year.

b. Incentive Awards. For each Incentive Award and subject to the approval of the Committee or its designee, a Participant may elect to defer all or any portion of such award, expressed as a percentage thereof. If no election is made, the percentage deferred shall be zero.

3.2 Election to Defer.

a. Initial Plan Year. For the Plan Year in which a Participant first commences participation hereunder, such Participant shall make a deferral election not later than 30 days following the date on which he or she is first designated or otherwise eligible to participate herein.

b. Subsequent Plan Years. In each succeeding Plan Year, each Participant shall:

i.	As to Base Salary, make a deferral election on or before the last day of the last completed payroll period during the Plan Year preceding the Plan Year with respect to which it relates; and

ii.	As to all other amounts, make a deferral election as of the last day of the Plan Year preceding the Plan Year to which it relates or such earlier date as may be designated by the Committee.

c. Incentive Awards. An election to defer an Incentive Award shall be made no later than the last business day of the calendar year preceding the Plan Year during which restricted stock or performance stock is awarded to a Participant under the Incentive Plan.

d. Performance-Based Compensation. The Committee, in its discretion, may permit any Participant to defer the receipt of performance-based compensation not later than six months before the end of the performance cycle applicable to such compensation, provided that the payment of such compensation is not then substantially certain. For this purpose, the term “performance-based compensation” shall have the meaning set forth in Code Section 409A and shall be payable with respect to a performance cycle of not less than 12 months. A Participant who is employed for less than an entire performance cycle or who is eligible to receive performance-based compensation for less than an entire cycle shall be entitled to defer a pro rata portion of such compensation.

e. Compensation Subject to Risk of Forfeiture. With respect to compensation, the payment of which is unforeseeable prior to the first day of any Plan Year, and with respect to which:

i.	A Participant has a legally binding right to the payment of such compensation in a subsequent year; and

ii.

Such compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right.

The Committee may, in its sole discretion, permit the deferral of such amounts hereunder. An election to defer such compensation shall be made no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date on which the forfeiture condition could lapse.

f. Deferral Elections. Deferral elections made hereunder shall be deemed made upon their receipt and acceptance by the Committee or its designee. Such elections shall be in the form prescribed by the Committee. Once made, any such election shall be irrevocable as to the period with respect to which it relates.

3.3 Withholding and Crediting of Deferrals. For each Plan Year, Base Salary deferred hereunder shall be withheld from each regularly scheduled pay period in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. Such deferrals shall be credited to each Participant’s Account as soon as practicable after each pay date. Any Bonus, Commissions, and/or Cash Director Fees deferred hereunder shall be withheld at the time such Bonus, Commissions, or Cash Director Fees would otherwise be payable to a Participant or Director, whether occurring during or after the Plan Year. Such amount shall be credited to the Participant’s Account hereunder as soon as practicable after such date.

3.4 Determining and Crediting Employer Contributions.

a. Company Contributions. For each Plan Year, the Employer shall credit to a Participant’s Company Contribution Account such amounts as may be required under any employment or similar agreement entered into between a Participant and his or her Employer. Any such amount shall be credited on the date or dates prescribed in such agreement, or if no date is prescribed, as of the last business day of the affected Plan Year.

In addition to the foregoing, the Committee, in its discretion, may credit for each Plan Year a Company Contribution to the Company Contribution Account of one or more Participants hereunder, in such amounts and at such times as it deems appropriate.

b. Company Restoration Matching Contributions. The amount of a Participant’s Company Restoration Matching Contribution, if any, for each Plan Year shall be determined by the Committee, in such amount as the Committee deems appropriate, to compensate for certain limits imposed under the 401(k) Plan or other qualified plan, or for such other purposes the Committee may determine. A Participant’s Company Restoration Matching Contribution, if any, shall be credited to a Participant’s Company Restoration Matching Account on a date or dates determined by the Committee, in its discretion.

c. Supplemental Contributions. For each Plan Year the Employer may make a Supplemental Contribution on behalf of the Participants as determined in the discretion of the Committee. Any such Supplemental Contribution for a Plan Year shall be on the terms and conditions set forth in Appendix B to this Plan, as it may be amended from time to time.

d. Discretionary Contributions. Except as to any amount required to be made under an employment or similar agreement, any contribution or credit described in this Section 3.4 shall be made in the discretion of the Committee and need not be uniform as among any group of Participants hereunder, whether or not similarly situated.

3.5 Crediting Incentive Awards. Incentive Units shall be credited to a Participant’s Incentive Account as of the date on which restricted or performance stock would otherwise be awarded to such Participant under an Incentive Plan.

3.6 Vesting.

a. Vested Amounts. Unless otherwise provided in subparagraph b hereof, a Participant’s Account shall vest and be nonforfeitable as follows:

i.	A Participant shall, at all times, be fully vested in his or her Deferral Account and Transfer Amount.

ii.

A Participant’s Incentive Account shall vest and be nonforfeitable at such time or times and in such amounts as the Participant’s Incentive Award would otherwise vest in accordance with the terms of the applicable Incentive Award and Incentive Plan.

iii.

A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) in the employment agreement or any other agreement entered into between the Participant and his or her Employer pursuant to which such Company Contributions are made, or if no vesting schedule is otherwise applicable to the Company Contributions under any such agreement, as determined by the Committee.

iv.

A Participant shall be vested in his or her Supplemental Contribution Account on a 10-year graded vesting schedule, beginning at age 51 and ending at age 60, becoming 100% vested at age 60, or as otherwise set forth on Appendix B.

v.	A Participant shall be vested in his or her Company Restoration Matching Account at the time or times and in the amounts determined in accordance with the provisions of the 401(k) Plan.

b. Acceleration Events. Notwithstanding the provisions of subparagraph a hereof, if a Participant dies or becomes Disabled while employed by the Employer, such Participant’s Company Contribution Account, Company Restoration Matching Account and Supplemental Contribution Account shall be fully vested and nonforfeitable.

In the event of a Change in Control, the interest of a Participant in his or her Company Contribution Account, Company Restoration Matching Account and Supplemental Contribution Account shall vest and be nonforfeitable in accordance with the terms of any employment, severance or similar arrangement between such Participant and his or her Employer. If there is no such agreement or any such agreement is silent, such Participant’s Accounts shall be deemed fully vested and nonforfeitable upon the occurrence of a Change in Control, but only to the extent that such acceleration would not cause the deduction limitation of Code Section 280G and the excise tax provisions of Code Section 4999 to be effective as to the Company or such Participant, as the case may be. The Committee shall make any determination required hereunder.

A Participant’s Incentive Account shall be fully vested upon the occurrence of a Change in Control or Retirement, death or Disability to the extent provided in such Participant’s initial award of Restricted or Performance Stock under an Incentive Plan.

3.7 Forfeiture. Notwithstanding the vesting provisions of Section 3.6 or any other provision of the Plan, all Employer Contributions and Incentive Awards made to the Plan on or after February 27, 2013 and/or previously made Employer Contributions and Incentive Awards that were not vested on February 27, 2013, shall be forfeited in the event a Participant’s employment is terminated for Cause. The determination of a for Cause termination shall be made in the sole and absolute discretion of the Committee. The Committee shall notify such participant within 90 days of the date of his or her termination of employment of the determination of a for Cause termination

ARTICLE IV

MEASUREMENT FUNDS; RESTRICTED STOCK UNITS

4.1 Measurement Funds.

a. Designation of Measurement Funds. One or more Measurement Funds shall be designated by the Committee or its designee for the purpose of determining the earnings, gains or losses to be credited or debited to each Participant’s Account hereunder. The Committee or its designee may discontinue, substitute or add measurement funds, from time to time, as it deems appropriate

b. Participant’s Designation of Measurement Funds. Except as provided in section 4.2 hereof, a Participant shall designate one or more Measurement Funds in which his or her Account shall be notionally invested. If a Participant does not designate a Measurement Fund or Funds, such Participant’s Account shall be deemed invested in the lowest-risk Measurement Fund. The Committee or its designee shall adopt such additional rules and procedures as it deems necessary or appropriate with respect to a Participant’s designation of Measurement Funds hereunder.

4.2 Common Stock Measurement Fund. The following shall apply with respect to allocations to the Common Stock Measurement Fund:

a.	Any portion of a Participant’s Transfer Amount invested in Common Stock Units under the terms of the Predecessor Plan shall be allocated to the Common Stock Measurement Fund.

b.	A Participant may elect to invest all or any of his or her Bonus or Cash Directors Fees in the Common Stock Measurement Fund. Base Salary shall not be eligible for such investment.

c.	Amounts allocated to the Common Stock Measurement Fund shall not be reallocated to any other Measurement Fund and shall be distributable only in the form of Common Stock.

d.

Dividend Equivalent Units on amounts allocated to the Common Stock Measurement Fund shall be credited to the Participant’s Account as of each dividend payment date and deemed reinvested in Common Stock Units immediately thereafter. The number of Common Stock Units credited hereunder shall be determined by dividing the Dividend Equivalent Units credited hereunder by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

4.3 Incentive Units. Incentive Units credited hereunder shall be subject to the following:

a.	Such units shall not be reallocated to any Measurement Fund and shall be distributable only in the form of Common Stock.

b.

Dividend Equivalent Units on such Incentive Units shall be credited to the Participant’s Account as of each dividend payment date and deemed reinvested in Common Stock Units immediately thereafter. The number of such units shall be determined by dividing the Dividend Equivalent Units credited hereunder by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

4.4 Crediting or Debiting Returns. The performance of each Measurement Fund, whether positive or negative, shall be determined and allocated to a Participant’s Account at least as frequently as quarterly; provided, however, no returns will be credited to the portion of a Participant’s Account distributed to the participant between the Valuation Date and the Benefit Distribution Date on which such portion is distributed.

4.5 Notional Investment. A Participant’s Account Balance shall, at all times, be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or any Trust established hereunder. Each Participant shall, at all times, remain an unsecured creditor of the Company as to his or her Account. Notwithstanding any provision of this Plan to the contrary, Measurement Funds shall be used solely to determine the amount of income, gain or loss credited to each Account hereunder. A Participant’s election of a Measurement Fund, the allocation of his or her Account thereto, and the calculation and crediting or debiting of amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment in any such fund.

4.6 Common Stock Units; Incentive Units.

a. Adjustment. In the event of any merger, consolidation or other reorganization of the Company, there shall be substituted for each of the Common Stock Units then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of Common Stock Units then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock.

Incentive Units shall be subject to adjustment as provided under the Incentive Plan.

b. Shareholder Rights. No Participant or Beneficiary shall have any voting or other shareholder rights on account of his or her status as such or with respect to Common Stock Units or Incentive Units credited to an Account hereunder.

c. Share Allocation. For purposes of any allocation made by the Board of Directors with respect to the issuance of Common Stock under the Incentive Plan or this Plan:

i.	Each Incentive Unit credited hereunder shall offset the number of shares of Common Stock reserved for issuance under the Incentive Plan; and

ii.	Each Common Stock Unit credited hereunder shall offset the number of shares of Common Stock reserved for issuance under this Plan.

ARTICLE V

SCHEDULED DISTRIBUTIONS;

UNFORESEEABLE FINANCIAL EMERGENCIES; OTHER DISTRIBUTION RULES

5.1 Distribution Events. Notwithstanding any provision of this Plan to the contrary, a Participant’s Account shall be distributed on the earliest to occur of the following: his or her Scheduled Distribution Date or the Benefit Distribution Date following his or her Separation From Service, Retirement, death or Disability.

5.2 Scheduled Distributions.

a. Distribution Date. As to each Annual Deferral, a Participant may elect to receive a Scheduled Distribution with respect to all or a portion of such deferral. Such amount, together with the deemed earnings, gains or losses allocable thereto as determined under Article IV, shall be credited to a separate account and shall be:

i.	Paid in the form of a lump sum; and

ii.

Paid within 90 days of the first day of the Plan Year designated by the Participant, which shall not be less than three Plan Years after the last day of the Plan Year to which the Participant’s affected deferral election relates.

A Participant shall designate an Annual Deferral as a Scheduled Distribution hereunder, including the designation of the year of payment in accordance with subparagraph ii hereof, at the same time and in the same manner as he or she makes a deferred election for each Plan Year as provided in Section 3.2. Except as provided in Section 5.2b hereof, such designation shall be irrevocable. In no event may a Participant elect to receive a Scheduled Distribution with respect to an Incentive Award deferred under the Plan.

The provisions of this Section shall not apply in the event a Participant’s Benefit Distribution Date due to Separation From Service, Retirement, death or Disability occurs prior to the Scheduled Distribution Date, in which event the Participant’s Account will be distributed on the earlier Benefit Distribution Date as provided in Section 5.1.

b. Postponing Scheduled Distributions. A Participant may postpone the date on which a Scheduled Distribution is to be paid by delivery of a modification to the Committee designating a new payment date, provided that:

i.	Such modification shall be delivered and accepted by the Committee at least 12 months prior to the previously scheduled payment date;

ii.	Such designated payment date shall not be less than five years after the previously scheduled distribution date; and

iii.	Such modification must be received and accepted by the Committee at least 12 months prior to the date on which it is given effect.

In no event may the date of a Schedule Distribution be accelerated.

5.3 Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, such Participant may request a withdrawal, subject to the provisions set forth herein. Such withdrawal, if any, shall not exceed the lesser of (a) the Participant’s vested Account Balance, excluding such Participant’s Incentive Account, calculated as of the close of business as of the date of such withdrawal, or (b) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus any amount necessary to pay Federal, state or local income taxes or penalties reasonably anticipated as a result of the withdrawal. Notwithstanding the foregoing, a Participant may not receive a withdrawal hereunder to the extent that the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

If the Committee approves a Participant’s request for withdrawal hereunder, such withdrawal shall be made not later than 60 days after the date of such approval; the Participant’s deferrals hereunder shall cease until the first day of the Plan Year following the year in which such withdrawal occurs or such later time designated by the Committee.

5.4 Complete Distribution. Notwithstanding any provision of the Plan to the contrary, if a Participant’s vested Account has been distributed in full prior to the date on which any final deferral or contribution is credited hereunder, such final deferral or contribution shall be distributed to such Participant in the form of a lump sum payment as soon as practicable after the date on which any such amount is credited hereunder.

5.5 Deduction Limitation. If the Employer reasonably anticipates that the Federal income tax deduction with respect to any distribution hereunder would be limited by Code Section 162(m), then to the extent deemed necessary by the Committee, such Employer may delay payment of any such amount. Any amount for which distribution is delayed hereunder shall continue to be adjusted as provided in Section 4.4 hereof. Such amounts shall be distributed at the earliest date the Committee reasonably anticipates that the deduction of the payment of the amount will not be limited under Code Section 162(m).

ARTICLE VI

RETIREMENT BENEFITS

6.1 Application. If a Participant Retires, this Article VI shall apply, notwithstanding any provision of this Plan to the contrary.

6.2 Amount of Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit hereunder, his or her vested Account Balance, determined as of the Valuation Date(s) immediately preceding the Participant’s Benefit Distribution Date or Dates.

6.3 Time of Payment. A Retirement Benefit payable hereunder shall be paid as of a Participant’s Benefit Distribution Date or Dates determined under Section 1.9. Subject to any limitations imposed herein or by the Committee, a Participant may elect his or her initial Benefit Distribution Date by designating the time at which his or her Retirement Benefit shall become payable, which shall be the date of his or her Retirement or an anniversary thereof, but not later than the fifth anniversary of his or her Retirement. The Benefit Distribution Date shall occur within the 90-day period following the date so designated by the Participant. Such designation shall be made at such time and shall be effective as to such portion of a Participant’s Retirement Benefit as is provided in Section 6.5.

6.4 Form of Payment. A Participant may elect to receive his or her Retirement Benefit in the form of a lump sum or the Annual Installment Method. Such election shall be made at such time and shall be effective as to such portion of the Participant’s Retirement Benefit as is provided in Section 6.5. If a Participant fails to make an election for any portion of his or her Retirement Benefit, he or she shall be deemed to have elected to receive such portion of his or her Retirement Benefit in the form of a lump sum.

6.5 Election as to Time and Form of Payment. A Participant’s election as to his or her initial Benefit Distribution Date and form of payment under Sections 6.3 and 6.4, respectively, shall be made and become effective as follows:

a.

With respect to Retirement Benefits attributable to the portion of a Participant’s Account Balance resulting from his or her Annual Deferrals, Incentive Units, and all Employer Contributions made on his or her behalf for Plan Years ending on or before December 31, 2014, such elections shall be made upon the Participant’s initial entry into the Plan.

b.

With respect to Retirement Benefits attributable to the portion of a Participant’s Account Balance for each Plan Year beginning on or after January 1, 2015, such election shall be made on a Plan Year by Plan Year basis at the same time as an election to defer is made for such Plan Year as provided in Section 3.2 and shall be applicable only to the Retirement Benefits resulting from the Annual Deferrals, Incentive Units and Employer Contributions for such Plan Year.

6.6 Postponement/Change of Form of Retirement Benefit. At any time a Participant may elect to postpone or change the form of his or her Retirement Benefit, provided that:

a.

Such postponement, or delay in payment resulting from a change in form, shall not be less than five years from the original Benefit Distribution Date; for this purpose, installment payments shall be treated as a single payment;

b.	A postponement may be expressed as a specified date or a specified period after his or her Retirement;

c.	Such postponement or change in form of payment shall be made in the form prescribed by the Committee and shall be given effect 12 months after it is received and accepted by the Committee; and

d.

If the Participant’s Retirement Benefit is to be distributed at a specified time within the meaning of Code Section 409A, a postponement shall be given effect only if it is received and accepted not less than 12 months before such specified time.

ARTICLE VII

DISABILITY BENEFITS

If a Participant becomes Disabled on or before his or her Retirement, then notwithstanding any provisions of this Plan to the contrary, such Participant shall receive payment of his or her Account Balance on his or her Benefit Distribution Date in the form of a lump sum.

ARTICLE VIII

BENEFITS ON TERMINATION

8.1 Payment of Benefit. If a Participant experiences a Separation From Service before his or her Retirement for any reason other than due to his or her death or Disability then notwithstanding any provision of this Plan to the contrary, such Participant shall receive his or her vested Account Balance on his or her Benefit Distribution Date in the form determined under Section 8.2.

8.2 Form of Benefit. A Participant’s vested Account Balance that becomes payable due to a Separation From Service under Section 8.1 shall be payable as follows:

a.

With respect to a Participant’s vested Account Balance resulting from Annual Deferrals, Incentive Units and Employer Contributions for Plan Years ending on or before December 31, 2014, such benefit shall be paid in the form of a single lump-sum distribution.

b.

With respect to a Participant’s vested Account Balance resulting from Annual Deferrals, Incentive Units and Employer Contributions for each Plan Year begin on or after January 1, 2015, each Participant may elect on a Plan Year by Plan Year basis for such benefit to be distributed in a lump sum or under the Annual Installment Method. Such election must be made at the same time and in the same manner as a deferral election for the Plan Year is made as provided under Section 3.2 and is applicable on to the benefits attributable to the year for which made.

ARTICLE IX

DEATH BENEFITS

9.1 Death Benefit. A Participant’s Beneficiary(ies) shall receive, upon the death of such Participant, an amount equal to the Participant’s remaining vested Account Balance. Such amount shall be paid in the form of a lump sum on the Participant’s Benefit Distribution Date.

9.2 Beneficiary Designations. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies). A Participant shall designate his or her Beneficiary, in writing, in the form prescribed by the Committee. A Participant shall be entitled to change his or her Beneficiary by completing, signing and otherwise complying with the terms of the forms and procedures required by the Committee. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required on a form acceptable to the Committee.

Upon the acceptance by the Committee of a new designation form, all designations previously filed shall be void and of no effect. The Committee shall be entitled to rely on the designation last received and accepted by the Committee. No designation or change shall be effective until it is received and acknowledged in writing by the Committee or its designee.

9.3 No Designation; Construction. If a Participant fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant is not survived by a spouse, his or her benefit shall be paid to the executor or personal representative of the Participant’s estate.

If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

ARTICLE X

LEAVES OF ABSENCE

10.1 Paid Leave of Absence. If a Participant is on a paid leave of absence from his or her employment, such Participant shall not be entitled to a distribution hereunder, other than a Scheduled Distribution, and his or her deferrals shall continue during the period of such leave.

10.2 Unpaid Leave of Absence. If a Participant is on an unpaid leave of absence from employment, his or her deferrals hereunder shall remain in effect with respect to any compensation paid with respect to services rendered before such leave commenced, and he or she shall not be entitled to a distribution hereunder, other than a Scheduled Distribution, until a Separation From Service occurs. His or her deferrals of cash compensation shall resume upon the termination of such leave in accordance with the terms of his or her prior deferral election, provided termination of such leave occurs during the same Plan Year for which such deferral election is applicable.

ARTICLE XI

TERMINATION OF PLAN; AMENDMENT OR MODIFICATION

11.1 Termination of Plan. The Board of Directors may terminate this Plan, in its discretion, in which event:

a.	No additional Participants shall be admitted to the Plan;

b.

No additional deferral elections shall be permitted, provided that any deferral election then in effect shall continue in accordance with its terms through December 31st of the year in which such termination occurs;

c.	No additional contributions shall be made by the Company or the Employer hereunder;

d.	Each Participant shall continue to invest and reinvest his or her Accounts in the Measurement Funds available, from time to time, hereunder; and

e.	Each Participant’s Accounts shall be paid as provided herein.

The Measurement Funds available following such termination shall be comparable in number and type to those Measurement Funds available in the Plan Year preceding the Plan Year in which such termination is effective.

Notwithstanding the foregoing, during the 30 days preceding or 12 months following a Change in Control, the Board shall be permitted to terminate the Plan and to distribute all Accounts in a lump sum no later than 12 months thereafter, provided that:

a.

The Company reasonably determines that such termination will not adversely affect the rights and benefits of any Participant in any other plan of deferred compensation maintained by the Company or its Affiliates; and

b.	A termination may be applicable to an individual Employer hereunder only to the extent permitted under Code Section 409A.

11.2 Amendment. The Board of Directors may, at any time, amend or modify the Plan in whole or in part. Authority has also been delegated to the Committee to act on behalf of the Board of Directors to amend the Plan as needed for operational efficiency and regulatory changes. Notwithstanding the foregoing:

a.	No amendment or modification shall decrease the value of a Participant’s vested Account Balance determined at the time such amendment or modification is made;

b.	The ability of the Board or the Committee to amend any provision hereof related to Incentive Units shall be limited by any restriction contained in the Incentive Plan; and

c.

The Board or the Committee may amend the Plan or any form or agreement hereunder, without the consent of any Participant or Beneficiary, to the extent it reasonably determines that such amendment is necessary or appropriate to ensure that any amount credited hereunder is not includable in the income of any such Participant or Beneficiary prior to the date on which it is distributed hereunder, whether on account of Code Section 409A or otherwise.

11.3 Effect of Payment. Full payment of a Participant’s vested Account Balance hereunder shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and participation hereunder shall terminate.

ARTICLE XII

ADMINISTRATION

12.1 Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend and rescind rules and administrative procedures relating to the operation of this Plan and to correct any defect, supply any omission or reconcile any inconsistency in this Plan.

Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary to administer the Plan.

12.2 Delegation of Administrative Authority. The Committee, in its discretion, may delegate to the Benefit Committee or another committee of the Board and/or to the appropriate officers of the Company or its Affiliates all or any portion of the power and authority granted to it hereunder, subject to any limitations imposed under applicable Federal or state securities laws and the applicable rules of the securities exchange upon which Common Stock is traded or reported. When acting in accordance with such delegation, whether made orally or in writing, such committee or officers shall be deemed to possess the power and authority granted to the Committee hereunder. Without the requirement of further action, the Committee shall be deemed to have delegated to the Company’s appropriate officers or committee:

a.	The authority to review and administer distributions and other payments and withdrawals in accordance with the provisions hereof; and

b.	The authority to make such amendments to this Plan or any ancillary form or document related to this Plan contemplated under Section 11.2(c) hereof.

12.3 Fees and Expenses. The Company shall bear all costs, fees and expenses associated with the establishment, administration, and maintenance of the Plan.

12.4 Code Section 409A. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void as of the Restatement Date or such earlier date as may be required by law.

Notwithstanding any provision of this Plan to the contrary, the Committee may direct the distribution to any Participant or Beneficiary in the form of a single-sum payment all or any portion of the amount then credited to a Participant’s Account if an adverse determination is made with respect to such Participant. For this purpose, the term “adverse determination” shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, this plan has failed to comply with Code Section 409A and, as a result, such Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan before it is otherwise to be paid hereunder.

12.5 Other Benefits and Agreements. Benefits under this Plan are in addition to any benefits available under any other plan or program for employees of the Employer. This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.6 Service as an Associate and Director. If a Participant hereunder is employed by the Company or an Affiliate as an Associate and also serves as a Director:

a.	A separate Account shall be established and maintained hereunder with respect to his or her Cash Director Fees deferred hereunder, if any;

b.	The distribution provisions set forth in Articles V, VI, VII, VIII, and IX hereof shall be separately administered with respect to each such Account; and

c.

Except as may be limited under Code Section 409A, nothing contained herein shall prohibit a distribution from any such Account with respect to one capacity contemporaneous with the crediting of deferrals or contributions hereunder with respect to the other.

12.7 Small Benefits. If the value of a Participant’s Account is not more than the applicable limit under Code Section 402(g), determined as of the date of his or her Benefit Distribution Date, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to such Participant, or his or her Beneficiary, in the form of a single-sum payment within 90 days of such date, which distribution shall be in lieu of any benefit otherwise provided hereunder.

ARTICLE XIII

CLAIMS PROCEDURES

13.1 Presentation of Claim. Any-Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

a.	That the Claimant’s requested determination has been made, and that the claim has been allowed in full;

b.

That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

c.	The specific reason(s) for the denial of the claim, or any part of it;

d.	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

e.	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

f.	An explanation of the claim review procedure set forth in Section 13.3 below; and

g.	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3 Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative) may:

a.

Upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits; and/or

b.	Submit written comments or other documents.

13.4 Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the - denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

a.	Specific reasons for the decision;

b.	Specific reference(s) to the pertinent Plan provisions upon which the decision was based;

c.

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

d.	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

13.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XIII is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan, which shall be brought not more than two years after receipt of the Committee’s decision on review.

ARTICLE XIV

TRUST

14.1 Establishment. In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust to which the Employer, in its discretion, may contribute. The provisions of this Plan shall govern the rights of a Participant to receive distributions hereunder. The provisions of the trust shall govern the rights of the Employer to the use or appropriation of assets contained therein.

14.2 Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied from the assets of any trust established hereunder and any such distribution shall reduce the Employer’s obligations hereunder.

ARTICLE XV

MISCELLANEOUS

15.1 Taxes.

a. Annual Deferrals. For each Plan Year in which an Annual Deferral is made hereunder, the Employer shall withhold from each Participant’s Base Salary, Bonus and/or Commissions, his or her share of FICA and such other employment taxes as may be required by law to be withheld or the Participant shall separately remit to the Employer the amount of any such withholding.

b. Company Contribution Account, Company Restoration Matching Account and Supplemental Contribution Account. When a Participant becomes vested in any portion of his or her Company Contribution Account, Company Restoration Matching Account, Supplemental Contribution Account or Incentive Account, as a condition of vesting the Employer shall withhold from any amount not deferred hereunder such FICA and other employment taxes as may be required by law to be withheld or the Participant shall separately remit to the Employer the amount of any such required withholding.

c. Distributions. The Employer shall withhold from any payment made to a Participant hereunder, as a condition thereof, the amount of any federal, state and local income, employment or other taxes required by law to be withheld. With respect to any distribution made in the form of Common Stock, withholding attributable thereto shall first be made from any cash simultaneously distributed to the Participant, if any. To the extent there is no cash distribution or the amount of such cash distribution is not sufficient to cover the withholding obligations on the Common Stock, the withholding obligation may be satisfied, in whole or in part, from any payment or distribution hereunder of shares of Common Stock having a Fair Market Value equal to the amount, or the remaining amount, required to be withheld. In determining the withholding amount and withholding Common Stock (i) such amount shall be determined for Federal income tax purposes at a rate not in excess of the aggregate rates applicable to supplemental wage payments and employment taxes, to the extent withholding is required with respect thereto, (ii) such withholding shall not exceed the amount of such tax, determined at the rates provided herein, attributable to Common Stock paid or distributed hereunder, and (iii) Fair Market Value shall be determined as of the date on which such shares are otherwise subject to payment or distribution hereunder.

15.2 Status of Plan. The Plan is not intended to be qualified within the meaning of Code Section 401(a). The Plan is intended to constitute an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3 Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan. The Employer shall have no obligation to a Participant under the Plan except as expressly provided herein.

15.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Associate or a Director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

15.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7 General Provisions.

a. Headings. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

b. Choice of Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Mississippi without regard to its conflicts of laws principles.

c. Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.8 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Hancock Whitney Corporation

Attn: Human Resources Department

Hancock Whitney Plaza

2510 14th Street

Gulfport, Mississippi 39501

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.9 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.10 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.11 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.12 Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests-in-a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

15.13 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.14 Effect of a Change in Control. Immediately preceding the occurrence of a Change in Control and to the extent consistent with applicable law and stock exchange requirements, the Committee may:

a.	Replace one or more members of the Committee; and/or

b.

To the extent the Bank then serves as trustee of any Trust established hereunder, appoint a successor thereto, which shall be a financial institution, other than an Affiliate of the Company or any successor thereto, with deposits of not less than $1 billion.

ARTICLE XVI

PRIOR PLAN; TRANSITION RULES

16.1 Predecessor Plan. Notwithstanding any provision of the Plan to the contrary, with respect to any Participant credited with a Transfer Amount hereunder who was not actively employed by the Employer or serving as a member of the Board of Directors of the Company or its Affiliates as of February 1, 2006, such Participant’s election as to the time and form of payment under the Predecessor Plan effective as of his or her termination of employment or service shall be irrevocable and shall govern the distribution of such amount hereunder. As to any such Participant who is in pay status thereunder as of such date, the distribution election of such Participant last effective under the Predecessor Plan shall continue to govern the time and method of distribution of such Participant’s Transfer Amount hereunder, and such distribution shall continue without interruption.

16.2 Transition Matters. Notwithstanding any provision of the Plan to the contrary, a Participant as of January 1, 2005, who does not experience a Separation From Service before December 31, 2008 (a “Transition Participant”), shall be entitled to:

a.

Designate a Benefit Distribution Date, which may be a Scheduled Distribution or may be on a specified date on or after his or her Retirement or a specified period after his or her Retirement, provided that such period is not more than five years after his or her Retirement; and

b.	Designate either (i) a new form of payment, or (ii) an increase or decrease in the number of annual installment payments previously in effect.

Any such designation shall be made, on forms provided by the Committee and, notwithstanding any provision of the Plan to the contrary, shall be given effect provided it is received and accepted by the Committee or its designee not later than December 31, 2008, or such earlier date as may be required by the Committee. If a Transition Participant fails to timely submit an election hereunder, the time and form of payment previously in effect shall remain applicable.

The Hancock Whitney Corporation Nonqualified Deferred Compensation Plan, as previously approved by the Compensation Committee on behalf of the Board of Directors of the Company, is hereby restated, effective the 25th day of May, 2018, to reflect the new name of the Company and incorporate herein previously approved amendments.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:
Date:

APPENDIX A

AFFILIATES

Members of the boards of directors of the following Affiliates and Associates of such Affiliates who are designated by the Committee shall be entitled to participate in the Plan:

Hancock Whitney Bank

Hancock Whitney Investment Services, Inc. and its subsidiaries

Hancock Insurance Agency and its subsidiaries

Lighthouse Services Corp.

Hancock Whitney Equipment Finance, LLC

Appendix A

APPENDIX B

SUPPLEMENTAL CONTRIBUTIONS

HOW IS THE AMOUNT OF EACH SUPPLEMENTAL CONTRIBUTION DETERMINED?

In accordance with the terms of the Plan, Participants may receive monthly or annual Supplemental Contributions, subject to annual approval by the Compensation Committee. Supplemental Contributions under the Plan are based on the annual amount needed to accumulate a balance sufficient to produce a target retirement benefit (the “annual target benefit” described below) beginning at age 65 retirement and continuing through the first fifteen post-employment years.

The Supplemental Contribution feature (referred to as the “SERP”) provides Participants with post-employment benefits designed to complement and coordinate with the tax-qualified Hancock Whitney Corporation Pension Plan and the Hancock Whitney Corporation 401(k) Savings Plan. The Supplemental Contributions, when combined with these other retirement income sources, are designed to target a percentage of final compensation each year following retirement.

WHAT IS THE ANNUAL TARGET BENEFIT?

The annual target benefit for each Participant is 55% of “final average compensation” at age 65 Retirement. The target benefit is achieved through contributions from various tax-qualified and nonqualified plan sources that would be paid upon Retirement at normal retirement age (age 65). As shown below, these benefit sources combine to provide the annual target benefit paid through the first fifteen post-employment years, as follows:

Annual Additions to The Supplemental Contribution Account Under this Plan	Contributions and investment earnings deemed credited each year to the Supplemental Contribution Account in the plan.
+	PLUS

Annual Qualified Pension Plan Benefits	The projected annual benefit from the tax-qualified Hancock Whitney Corporation Pension Plan.
+	PLUS

Annual Value of other Non-Qualified Company- Funded Benefits	The projected value of the company-funded nonqualified benefits, if paid out over a fifteen year or lifetime period, depending on plan design.
+	PLUS

Estimated Value of the Company Match to the 401(k) Plan	The projected value of the company match made to the Hancock Whitney Corporation 401(k) Savings Plan, if paid out over a fifteen year period.

WHAT IS “FINAL AVERAGE COMPENSATION”?

For purposes of the annual target benefit, the “final average compensation” is the estimated average of the total pay for the three final consecutive years of employment with the Company preceding age 65 retirement, assuming an increase in compensation of 5% per year.

DOES THE COMPANY PROMISE TO PAY THE ANNUAL TARGET BENEFIT?

No. The SERP only targets the benefit levels described above using a combination of the (1) estimates of the qualified pension plan benefits of the Company, (2) estimates of other nonqualified company-funded benefits if paid over a 15 year period for defined contribution plan designs or lifetime period for defined benefit plan designs, (3) estimates of the value of the Company match to the 401(k) plan if paid out over the first 15 years of retirement, and (4) the contributions to the Supplemental Contribution Account. The actual benefits payable from the Supplemental Contribution Account are determined by the balance in that account – that is, the combination of Supplemental Contributions and investment earnings that are deemed to be credited to the Supplemental Contribution Account.

Example. If a participant retires from the Company at age 65 and his/her final average compensation is $250,000, the plan is designed to target an annual benefit of $137,500 (55% of the final average compensation) through a combination of the qualified pension plan, 401(k) match if paid over 15 years, and the Supplemental Contribution Account under the Plan. If the qualified pension plan and the annual value of the 401(k) match combine to pay the participant $90,000 per year, then the Supplemental Contribution Account will have a target payment of $47,500 per year. Upon becoming eligible for Supplemental Contributions, contributions will be credited to a Participant’s Supplemental Contribution Account during a time period equal to the greater of (1) the number of years between entry into the SERP and age 60 or (2) 10 years. Using the above example, the contributions over this time period will support a $47,500 annual payment to the participant for 15 years following retirement at age 65.

The participant must have a minimum of ten years of service with eligibility for Supplemental Contributions to receive 100% of the targeted retirement benefit.

If actual compensation increases after age 60 are greater than 5% in any given year, the participant may receive additional Supplemental Contributions.

HOW DOES THE COMPANY CALCULATE THE SUPPLEMENTAL CONTRIBUTIONS CREDITED TO THE ACCOUNT?

The Supplemental Contributions will vary by Participant. The factors that are taken into account in establishing the level of contribution include:

•	The current total compensation, and a reasonable estimate of what the final pay will be at age 65 retirement, assuming annual salary increases (assumption is 5% increase/year),

•

The number of years of service in which the Participant is eligible for Supplemental Contributions, which will be the greater of (1) the number of years between entry into the SERP and age 60 or (2) 10 years, and

•	A reasonable estimate of the growth in the value of Supplemental Contribution Account investments (estimate is 8% growth/year) over the years prior to retirement.

Since the annual target benefit is subject to change as the Participant’s compensation changes, future Supplemental Contributions to the Plan may be modified to track such changes to ensure that the overall benefit result predicted remains on target.

WHEN WILL SUPPLEMENTAL CONTRIBUTIONS BE CREDITED TO THE ACCOUNT?

The contribution attributable to a Plan Year will be credited to the Supplemental Contribution Account on a date or dates to be determined annually by the Compensation Committee of the Board. The Compensation Committee will make an annual determination as to whether a Supplemental Contribution is to be made in any given year. The Supplemental Contribution Account feature of the Plan offers no guarantee that a contribution will be made in any year.

WHEN WILL VESTING OCCUR IN THE SUPPLEMENTAL CONTRIBUTIONS?

The Participant will vest in the Supplemental Contribution Account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60. The Participant will be 100% vested at age 60.

Age	Vested Percentage
51	10%
52	20%
53	30%
54	40%
55	50%
56	60%
57	70%
58	80%
59	90%
60	100%

HOW ARE EARNINGS ON THE ACCOUNT DETERMINED?

The Measurement Fund options are the same as those selected for the voluntary deferrals under the terms of the Plan. The Participant can allocate and/or reallocate the plan account balance among the available Measurement Funds on a daily basis, subject to certain limitations. The account balance will be adjusted on a daily basis based on the performance of each Measurement Fund that is selected.

HOW AND WHEN WILL DISTRIBUTIONS BE MADE?

Payments from the Plan will be made following retirement, termination of employment, Disability or death during employment. Upon one of these distribution events, the vested portion of the Supplemental Contribution Account will be distributed per the terms of the plan document (e.g., in accordance with the retirement distribution election in the event of retirement). The Supplemental Contribution Account is not eligible for pre- retirement Scheduled Distributions.

AMENDMENT TO THE HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 1

WHEREAS, Hancock Whitney Corporation (the “Company”) adopted the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (previously known as the Hancock Holding Company Nonqualified Deferred Compensation Plan) (the “Plan”) effective February 1, 2006; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Section 11.2 and the Plan has been amended from time to time, and was last amended and restated in its entirety effective May 25, 2018; and

WHEREAS, to the extent the Plan allows allocations to the Common Stock Measurement Fund, it is intended as an arrangement that merely provides a convenient way for Associates and/or Directors to elect to purchase Company Stock on the open market or from the Company at fair market value and all amendments herein are to be construed and interpreted in accordance with such intent.

NOW, THEREFORE, the Plan is amended as follows:

I.

Section 1.1 of the Plan is hereby amended by the deletion of that Section in its entirety and the substitution of the following:

1.1    “Account Balance” or “Account” shall mean, with respect to a Participant, an entry on the books and records of the Employer equal to the sum of his or her (a) Deferral Account, (b) Company Contribution Account, (c) Company Restoration Matching Account, (d) Supplemental Contribution Account, (e) Incentive Account, (f) Cash Incentive Account and (g) Transfer Amount, if any. An Account Balance hereunder shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or to his or her designated Beneficiary, hereunder. For Plan Years beginning January 1, 2015, and thereafter, each Participant’s Account Balance or Account shall be maintained on a Plan Year by Plan Year basis.

II.

Section 1.35 of the Plan is hereby amended by the deletion of that Section in its entirety and the substitution of the following:

1.35    “Incentive Account” shall mean the account credited with (1) the number of Incentive Units equal to the number of shares of restricted stock or performance stock awarded to a Participant under an Incentive Plan and deferred by such Participant hereunder and (2) the Dividend Equivalent Units on such Incentive Units as determined under Section 4.3.

III.

Article III of the Plan is hereby amended by the addition of the definition of “Cash Incentive Account” as follows:

“Cash Incentive Account” shall mean the account credited with the (a) cash value of the Incentive Units, if any, which a Participant elects to convert to cash pursuant to the provisions of Section 4.3.c., hereof, determined as of the date of such conversion, and (b) the deemed earnings thereon.

IV.

Section 4.2 of the Plan is hereby amended by the revision of the last sentence of Paragraph (b) thereof to read as follows:

Base Salary shall not be eligible for such investment except as provided in Section 4.2(e) below.

V.

Section 4.2 of the Plan is hereby amended by the deletion of paragraph (c) thereof in its entirety and the substitution of the following:

(c)    Except as provided in 4.2(f) below, amounts allocated to the Common Stock Measurement Fund shall not be reallocated to any other Measurement Fund and shall be distributable only in the form of Common Stock.

VI.

Section 4.2 of the Plan is hereby further amended by the addition of the following as paragraphs (e), (f) and (g):

(e)    The Committee may, in its discretion and from time to time (but not to exceed once during any Plan Year), allow one or more Participants designated by the Committee to make an election to reallocate amounts in the Participant’s

Deferral Account not previously allocated to the Common Stock Measurement Fund from other Measurement Funds to the Common Stock Measurement Fund. In no event may any portion of the amounts in a Participant’s Company Contribution Account, Company Restoration Matching Account, Supplemental Account, Cash Incentive Account or Transfer Account be eligible for such an election. Such reallocation election shall be made only during the limited period of time designated by the Committee (the “Investment Reallocation Period”) and in accordance with rules and procedures (including the amounts and/or percentage) established by the Committee. Amounts so reallocated to the Common Stock Measurement Fund shall be subject to all provisions of this Section 4.2 otherwise applicable to amounts allocated to the Common Stock Measurement Fund.

(f)    The Committee may also, in its discretion, during the Investment Reallocation Period designated under Paragraph (e) above, allow one or more Participants designated by the Committee to make an election to reallocate amounts in the Participant’s Deferral Account from the Common Stock Measurement Fund to other Measurement Funds under the Plan. Such reallocation election shall be made in such amounts or percentages and in accordance with the rules and procedures established by the Committee.

(g)    The reallocations of amounts into and/or out of the Common Stock Measurement Fund pursuant to Participants’ elections under Paragraphs (e) and/or (f) above shall be made at the close of the Investment Reallocation Period on the date specified by the Committee (the “Trade Date”) and disclosed to the Participants prior to the beginning of the Investment Reallocation Period.

VII.

Section 4.3 of the Plan is hereby amended by the addition of a new Paragraph (c) to read as follows:

(c)    Notwithstanding Paragraph (a) of this Section 4.3, and subject to the limitations set forth herein, one or more Participants as designated by the Committee may elect to convert all or any portion of the Incentive Units held under this Plan pursuant to an Incentive Award to cash at the then fair market value of the Common Stock on the date of such conversion. If permitted by the Committee, the election under this Paragraph (c) shall be made during an Investment Reallocation Period (as determined under Section 4.2(e) above) and may only apply to Incentive Units that are (1) fully vested in accordance with the terms of the underlying Incentive Award, and (2) if applicable, no longer subject to any post vest holding period.    Such conversion shall be made on the applicable Trade Date, as established pursuant to Section 4.2(g) above, and as part of the election hereunder, the Participant shall indicate the Measurement Fund (other than the Common Stock Measurement Fund) to which the cash from such converted Incentive Units shall be credited. Amounts credited to another Measurement Fund in connection with such a conversion of an Incentive Unit may not subsequently be reallocated to the Common Stock Measurement Fund. An election to convert Incentive Units pursuant to this Paragraph 4.3(c) shall constitute an amendment to the Incentive Award under which the Participant was granted such Incentive Units.

VIII.

Paragraph a. of Section 5.2 of the Plan is hereby amended by the deletion of the last sentence of the paragraph immediately following subparagraph ii. thereof and the substitution of the following:

In no event may a Participant elect to receive a Scheduled Distribution with respect to an Incentive Award deferred under this Plan, including such portion thereof, if any, that the Participant has elected to convert to cash in accordance with the provisions of Section 4.3c. hereof.

IX.

Section 9.1 of the Plan is hereby amended by the deletion of that Section and the substitution of the following:

Death Benefit. Upon the death of a Participant at any time prior to the commencement or payment of benefits hereunder (other than a Scheduled Distribution), his or her Beneficiary(ies) shall receive an amount equal to the Participant’s remaining vested Account Balance. Such amount shall be paid in a lump sum on the Participant’s Benefit Distribution Date. In the event of the death of a Participant while receiving payment of benefits under the Annual Installment Method but prior to receipt of all installments under such method, his or her Beneficiary(ies) shall receive an amount equal to the Participant’s remaining Account Balance in a single lump-sum payment within ninety (90) days of the Participant’s date of death.

X.

Section 11.2 of the Plan is hereby amended by the deletion of that portion of the first paragraph which precedes subparagraph a. and the substitution of the following:

Amendment. The Board of Directors, or its delegate or designee, may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing:

XI.

Section 12.7 of the Plan is hereby amended by the deletion of that Section in its entirety and the substitution of the following:

Small Benefits. If the value of a Participant’s Account is not more than the applicable limit under Code Section 402(g), determined in the aggregate for amounts attributable to all Plan Years as of the date of his or her Benefit Distribution Date, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to the Participant, or his or her Beneficiary, in the form of a single-sum payment within ninety (90) days of such date, which distribution shall be in lieu of any benefit otherwise provided hereunder.

XII.

Subsection c. of Section 15.1 of the Plan is hereby amended by the addition of the following at the end thereof:

Notwithstanding the preceding, in lieu of having such taxes withheld from the Common Stock, a Participant may instruct the Employer to satisfy the withholding obligation, in whole or in part, from other amounts due to the Participant from the Employer, if any, or, alternatively, may remit to the Employer the amount of any such required withholdings. If no such instructions are received by or amounts remitted to the Employer by the date established by the Employer, the taxes shall be withheld from the Common Stock as provided herein.

XIII.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

XIV.

Except as otherwise specifically provided herein, this Amendment shall be effective as of the date of execution by the Company noted below.

XV.

Except as hereby amended, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan shall remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, this amendment is executed this ___ day of December, 2018.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:

AMENDMENT TO THE HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 2

WHEREAS, Hancock Whitney Corporation (the “Company”) adopted the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (the “Plan”) effective February 1, 2006; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Section 11.2 and the Plan has been amended from time to time, and was last amended and restated in its entirety effective May 25, 2018; and

WHEREAS, Department of Labor Regulations updating the requirements for processing claims for benefits based on Participant Disability became effective with respect to the Plan for claims made on or after April 1, 2018 and the Board of Directors desires to amend the Plan to incorporate such updated procedures.

NOW, THEREFORE, the Plan is amended as follows:

I.

Article XIII of the Plan is hereby amended by the deletion of that Article in its entirety and the substitution of the following:

ARTICLE XIII

CLAIMS PROCEDURES

13.1 Presentation of Claim. Any Participant, Beneficiary of a deceased Participant, or a duly authorized representative thereof (referred to herein as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2 Notification of Adverse Benefit Determination. If a claim for benefits (other than benefits on account of a Participant’s Disability) is wholly or partially denied, the Committee shall provide written or electronic notice of the adverse determination to the Claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if the Committee determines special circumstances require an extension, but such an extension shall not extend beyond ninety (90) days from end of the initial period. The Committee shall give the Claimant notice to this effect prior to the expiration of the initial ninety (90) day period and such notice shall include an explanation of the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination.

In the event a claim for benefits is submitted due to a Participant’s Disability, the time limits set forth in this paragraph for providing notice of an adverse determination shall apply in lieu of the limits set forth in the preceding paragraph. The Committee shall notify the Claimant of the adverse benefit determination with regard to a claim due to Disability no later than forty-five (45) days after receipt of the claim. This period may be extended by the Committee for up to thirty (30) days if the Committee determines that such an extension is necessary due to matters beyond the control of the Plan. The Claimant must be notified prior to the expiration of the initial forty-five (45) day period of the circumstances requiring the extension of time and a date by which the Committee expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days. The Claimant must first be notified, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the Committee expects to render a decision. The notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

The Committee’s written or electronic notification of an adverse benefit determination shall be provided to the Claimant in a manner calculated to be understood by the Claimant and shall set forth the following information:

(a) The specific reason or reasons for the adverse determination.

(b) Specific references to pertinent Plan provisions on which the adverse determination is based.

(c) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary.

(d) An explanation of the claim review procedure set forth in Section 13.3 below.

(e) A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

In the event of a claim based on a Participant’s Disability, the notification of adverse benefit determination shall be provided in a culturally and linguistically appropriate manner and, in addition to the information listed in the paragraph above, shall also contain:

(a) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

•	the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

•

the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

•	a disability determination made by the Social Security Administration regarding the Claimant and presented by the Claimant to the Plan.

(b) If the adverse benefit determination is based on medical necessity or experimental and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.

(c) Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make a determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.

(d) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

If notice of the adverse benefit determination is not furnished in accordance with the provisions of this Section, the claim shall be deemed denied and the Claimant shall be permitted to exercise his right to review as set forth in Section 13.3 below.

13.3 Review of a Denied Claim. On or before sixty (60) days (180 day if the claim for benefits is due to a Participant’s Disability) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant may file with the Committee a written request for a review of the denial of the claim. Upon such timely-submitted request, the Claimant shall be provided a full and fair review of his claim and the adverse benefit determination. The Claimant:

(a) Shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits; and/or

(b) May submit any written comments, records and other information related to the claims the Claimant feels are appropriate.

13.4 Special Provisions for Claims Due to Disability. In addition to the above, in the event of a claim due to a Participant’s Disability, the following shall apply with regard to the review of an adverse benefit determination:

Such review will not afford deference to the initial adverse benefit determination and will be conducted by a reviewer or committee appointed by the Company, which is an appropriate named fiduciary of the Plan and which shall neither be the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual (in the event an individual making the initial adverse benefit determination is a member of the review committee, he shall not participate in the committee’s review of the appeal).

In the case of an appeal of an adverse benefit determination that is based in whole or in part on a medical judgment, the reviewer or committee shall consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional engaged for this purpose shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

Each Claimant will be provided with the identity of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

If the Plan considers, relies upon or creates any new or additional evidence during the review of the adverse benefit determination, the Plan will provide such new or additional evidence to the Claimant, free of charge, as soon as possible and sufficiently in advance of the time within which a determination on review is required to allow the Claimant time to respond.

Before the Plan issues an adverse benefit determination on review that is based on a new or additional rationale, the Claimant must be provided a copy of the rationale at no cost to the Claimant. The rationale must be provided as soon as possible and sufficiently in advance of the time within which a final determination on appeal is required to allow the Claimant time to respond.

13.5 Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days (forty-five (45) days if the claim is due to a Participant’s Disability) after the Committee receives the Claimant’s written request for a review of an adverse benefit determination. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period (forty-five (45) days if the claim is due to a Participant’s Disability). In no event shall such extension exceed a period of 60 days (forty-five (45) days if the claim is due to a Participant’s Disability) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall provide the Claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notification shall set forth in a manner calculated to be understood by the Claimant the following:

(a) The specific reason or reasons for the adverse determination.

(b) Specific references to the pertinent Plan provisions on which the adverse determination is based.

(c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

(d) A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

In the event of a claim based on a Participant’s Disability, the notification of adverse benefit determination shall be provided in a culturally and linguistically appropriate manner and, in addition to the information listed in the paragraph above, shall also contain:

(a) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

•	the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

•

the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

•	a disability determination made by the Social Security Administration regarding the Claimant and presented by the Claimant to the Plan.

(b) If the adverse benefit determination is based on medical necessity or experimental and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.

(c) Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make a determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.

If notice of the decision on review is not furnished in accordance with this Section, the claim shall be deemed denied.

13.6 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article XIII is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan, which shall be through not more than two years after receipt of the Committee’s decision on review.

II.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

III.

This Amendment shall be effective as of April 1, 2018.

IV.

This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

V.

Except as hereby amended, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment is executed this ___ day of December, 2018.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:

AMENDMENT TO THE HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 3

WHEREAS, Hancock Whitney Corporation (the “Company”) adopted the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (previously known as the Hancock Holding Company Nonqualified Deferred Compensation Plan) (the “Plan”) effective February 1, 2006; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Section 11.2 and the Plan has been amended from time to time, and was last amended and restated in its entirety effective May 25, 2018; and

WHEREAS, the Plan was amended the ___ day of December, 2018 (the “Prior Amendment”), to allow, in the discretion of the Committee and during an established window period, limited reallocations of Participants’ Deferral Accounts into and out of the Common Stock Measurement Fund; and

WHEREAS, the Company desires to further amend the Plan to include, in the Committee’s discretion, the Transfer Amount only of Participants who are Directors, which Transfer Amount consists solely of deferrals of cash director fees under the Predecessor Plan, in the amounts eligible for such reallocation; and

WHEREAS, to the extent the Plan allows allocations to the Common Stock Measurement Fund, it is intended as an arrangement that merely provides a convenient way for Associates and/or Directors to elect to purchase Company Stock on the open market or from the Company at fair market value and all amendments herein and/or under the Prior Amendment are to be construed and interpreted in accordance with such intent.

NOW, THEREFORE, the Plan is amended as follows:

I.

Section 4.2 of the Plan is hereby amended by the addition of the following at the end of paragraph (a) thereof to read as follows:

No other portion of the Transfer Amount shall be allocated to the Common Stock Measurement Fund except as provided in Section 4.2(e) below.

II.

Section 4.2 of the Plan is hereby further amended by the deletion of paragraphs (e) and (f) thereof as added pursuant to Amendment No. 1, dated the ___ day of December, 2018, in their entirety and the substitution of the following:

(e) The Committee may, in its discretion and from time to time (but not to exceed once during any Plan Year), allow one or more Participants designated by the Committee to make an election to reallocate amounts in the Participant’s Deferral Account not previously allocated to the Common Stock Measurement Fund from other Measurement Funds to the Common Stock Measurement Fund. In addition, with respect to such a designated Participant who is a Director, such election may also be applicable, in the Committee’s discretion, to such Participant’s Transfer Amount, if any. In no event may any portion of the amounts in a Participant’s Company Contribution Account, Company Restoration Matching Account, Supplemental Account, or Cash Incentive Account or the Transfer Amount of any Participant other than a Director be eligible for such an election. Such reallocation election shall be made only during the limited period of time designated by the Committee (the “Investment Reallocation Period”) and in accordance with rules and procedures (including the amounts and/or percentages) established by the Committee. Amounts so reallocated to the Common Stock Measurement Fund shall be subject to all provisions of this Section 4.2 otherwise applicable to amounts allocated to the Common Stock Measurement Fund.

(f) The Committee may also, in its discretion, during the Investment Reallocation Period designated under paragraph (e) above, allow one or more Participants designated by the Committee to make an election to reallocate amounts in the Participant’s Deferral Account and/or, with respect to a Participant who is a Director, the Participant’s Transfer Amount, if any, from the Common Stock Measurement Fund to other Measurement Funds under the Plan. Such reallocation election shall be made in such amounts or percentages and in accordance with the rules and procedures established by the Committee.

III.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

IV.

Except as otherwise specifically provided herein, this Amendment shall be effective as of the date of execution by the Company noted below.

V.

Except as hereby amended, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan, as previously amended, shall remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, this amendment is executed this ___ day of __________, 2019.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:

AMENDMENT TO THE HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 4

WHEREAS, Hancock Whitney Corporation (the “Company”) adopted the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (previously known as the Hancock Holding Company Nonqualified Deferred Compensation Plan) (the “Plan”) effective February 1, 2006; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Section 11.2 and the Plan has been amended from time to time, and was last amended and restated in its entirety effective May 25, 2018; and

WHEREAS, the Board of Directors desires to amend the Plan to limit the maximum amount of certain deferrals under the Plan.

NOW, THEREFORE, the Plan is amended effective the 28th day of August, 2019 (the “Effective Date”), as follows:

I.

Section 3.1 of the Plan is hereby amended by the deletion of the chart in that Section and the substitution of the following:

Type of Deferral	Minimum Amount	Maximum Amount
Base Salary	$3,000 in the aggregate	80%
Bonus		80%
Commissions		80%
Cash Director Fees	$0	100%

II.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

III.

Except as hereby amended, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan shall remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, this amendment is executed as of the Effective Date noted above.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title:

AMENDMENT TO THE HANCOCK WHITNEY CORPORATION

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 5

WHEREAS, Hancock Whitney Corporation (the “Company”) adopted the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan (previously known as the Hancock Holding Company Nonqualified Deferred Compensation Plan) (the “Plan”) effective February 1, 2006; and

WHEREAS, the Board of Directors of the Company has the authority to amend the Plan pursuant to Section 11.2 and the Plan has been amended from time to time, and was last amended and restated in its entirety effective May 25, 2018; and

WHEREAS, the Company desires to further amend the Plan to exclude short-term disability payments from Base Salary taken into consideration for purposes of deferral under the Plan.

NOW, THEREFORE, the Plan is amended as follows:

I.

Section 1.7 of the Plan is hereby amended by the deletion of the first sentence thereof and the substitution of the following:

“Base Salary” shall mean annual cash compensation paid for services rendered by an Associate for the Employer during any calendar year, excluding distributions from qualified and nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive compensation payments, severance payments, short-term disability payments under the Company’s short-term disability plan (including any tax gross-up payments made in connection with such payments), income replacement on account of long-term disability, non-monetary awards, director fees and other fees, and automobile and other allowances, for employment services rendered (whether or not such allowances are included in the Associate’s gross income).

II.

Capitalized terms used in this Amendment shall have the same meaning as when used in the Plan unless otherwise specifically provided herein.

III.

This Amendment shall be effective as of the 1st day of January, 2020.

IV.

Except as hereby amended, the Hancock Whitney Corporation Nonqualified Deferred Compensation Plan, as previously amended, shall remain unchanged.

IN WITNESS WHEREOF, this amendment is executed this ___ day of February, 2020.

HANCOCK WHITNEY CORPORATION

By:
Name:
Title: